ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT ("Agreement"), dated as of September 25, 2006 between Nova Leasing, LLC ("Seller"), and Sun River Energy, Inc., a Colorado Corporation ("Buyer")

                                    RECITALS:

         WHEREAS, Seller holds certain mineral lease interests listed on Exhibit A for the exploration of minerals in Wyoming ("Assets") hereafter;

         WHEREAS, Seller desires to convey such assets to Buyer subject to certain conditions, and Buyer desires to acquire such assets, upon the terms and subject to the conditions herein set forth; and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Seller and Buyer agree as follows:


                                    ARTICLE 1
                              TERMS OF TRANSACTION


1.1 Assets to be Transferred. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase from Seller, an 85% working interest in 80% net revenue interest for the assets listed on Exhibit A with the effective date of transfer October 25, 2006, subject to drilling commitments in Exhibit B. The assignments delivered by Seller are not to be filed or recorded until after the first payment is received by Seller from Buyer on or before March 15, 2007. If said payment is not made timely and in full, the assignments shall be returned to Seller and all rights and duties under this agreement terminate.

1.2 Purchase Price and Payment. In consideration of the transfer by Seller to Buyer of the assets, Buyer shall provide to Seller the consideration as follows: $6,600,000 in the form of a Promissory Note bearing interest at 7.5%, due in three payments: $1,100,000 on or before March 15, 2007, $2,800,000 on October 15, 2007 and $2,700,000 on October 15, 2008, notes to be secured by assets listed on Exhibit A. Note shall contain a 30% prepayment penalty, but the note and security agreement shall provide for substitution of collateral of equivalent or better security. In addition, the Buyer shall issue to Seller 880,000 shares of restricted common stock of Sun River Energy, Inc., (to be issued as additional consideration, effective October 5, 2006) which shares shall be subject to registration rights, in favor of seller. The transfer of stock by Buyer to Seller is non-refundable.


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1.3  The parties have agreed that the Seller's  retained 15% working interest is to be carried as a working interest participant on the assets listed in Exhibit A as set forth on Exhibit B and within the area of mutual interest as described on Exhibit C.

                                    ARTICLE 2
                                     CLOSING

2.1 Closing; Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall occur on or before October 25, 2006

         At the Closing, each of the parties hereto shall make the following deliveries or such deliveries in substitution therefore as are satisfactory to the indicated recipient:

2.2      Deliveries by Seller.

     (1) Seller shall deliver to Buyer: Assignment of Leases to the assets as is appropriate.

     (2) The assignments shall contain reverter clauses in the event of non exploration and development as contained on Exhibit B hereto.

2.3      Deliveries by Buyer.

     (1) Buyer shall issue a Promissory Note payable to Seller in the amount of $6,600,000 as required herein and a Mortgage, Security and Pledge Agreement and UCC - 1 securing the note against the assets assigned and held by Buyer and Buyer shall deliver in addition 880,000 shares of stock (as a non-refundable down payment) as noted above.

                                    ARTICLE 3
                              WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that:

3.l Authority Relative to this Agreement. Seller has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

3.2 Title to Assets. Seller is the owner of, and has good and indefeasible title to the fee minerals and valid leases on the mineral leases.

3.3  Seller   Representation.   Seller  has  no   knowledge   of  any  facts  or
     circumstances the existence or absence of which are reasonably likely to cause assets to be valueless.

3.4 The assets will be delivered free and clear of liens and encumbrances except those required in this contract.


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                                    ARTICLE 4
                   ADDITIONAL AGREEMENTS & WARRANTIES OF BUYER

4.1  Buyer agrees to the terms of Reverter Clauses as listed on Exhibit B.

4.2 Fees and expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense.

                                    ARTICLE 5
                                   TERMINATION

5.1  Termination.   This  Agreement  may  be  terminated  and  the   transaction
     contemplated hereby abandoned at any time prior to the Closing in the following manner:

     (a) by Seller, if Buyer shall have failed to fulfill in any material respect any of its material obligations under this Agreement; or

     (b) by Buyer, if Seller shall have failed to fulfill in an material respect any of its material obligations under this Agreement.



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IN WITNESS  WHEREOF,  the parties have executed this  Agreement,  or caused this
Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

SELLER:
Nova Leasing, LLC

By: /s/Robert Fowler

Title:Managing Director

Date: 9/27/2006


BUYER:
Sun River Energy, Inc.

By: /s/Wesley F. Whiting

Title: President

Date: 9/25/2006

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                                    EXHIBIT A

         A conditional assignment of an 85% working interest in an 80% NRI to Buyer in and to the following described mineral leases and seller shall receive and retain a 15% carried working interest in the wells through completion. (The carried interest is more particularly described in Exhibit B):

         "List of Leases"



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                                    EXHIBIT B

         Condition subject to a drilling and development commitment as follows:

         At least 4 wells shall be drilled on or before thirty six months after closing or October 31, 2009, or all undrilled acreage (each well holds 160 acres except in the event the well holds a Federal Unit, in which case the entire Participating Area within the Federal Unit shall be held) shall revert to Seller. Thereafter at least 4 wells per year shall be drilled on the acreage in order to continue to hold it.

         The Parties agree to enter into a standard form Joint Operating Agreement prior to commencement of drilling operations anywhere within the AMI lands. Seller's 15% retained working interest will be carried at no cost to Seller through completion in the first four wells drilled. The JOA will provide for no more than a 300% penalty on operations subsequent to the carry. Seller will pay its share of costs of lease acquisition and seismic work prior to completion of four wells.

         In addition, at least one of the first four wells drilled must penetrate and test the Madison Formation for the Buyer to earn to all depths. If none of the first four wells penetrates and tests the Madison Formation then the Buyer will assign to Seller all its right, title and interest in all leases in the AMI lands below the deepest depth penetrated and tested in the first four wells.

         The leases for which the assignment is made, have specific limitations, and the assignment is made subject to those limitations.